Exhibit 99.1

CAREER EDUCATION CORPORATION REPORTS TRANSITIONS IN

EXECUTIVE LEADERSHIP

HOFFMAN ESTATES, Ill. (Business Wire) (July 7, 2008) – Career Education Corporation (NASDAQ:CECO) said today that Todd Steele has resigned from his position as Senior Vice President, International, Business Development & Planning.

Mr. Steele’s responsibilities have been realigned within the company’s executive leadership team to provide additional opportunities to utilize their talent and previous experience in support of corporate goals. Executive Vice President and Chief Financial Officer Mike Graham will assume responsibility for business development, including mergers and acquisitions. Len Mariani, Senior Vice President, Marketing & Admissions will direct the company’s strategic planning activities. The international and start-up teams will report to President and Chief Executive Officer, Gary E. McCullough.

Steele was a co-founder of the company and served on its board of directors from 1994 through 1998. He joined CEC full-time in 1998 and was responsible for the company’s strategic planning and development efforts; international development and operations; and the Start-up Division.

“It has been a wonderful experience to participate in growing and positioning the company as a leader in post-secondary education over the last decade,” said Steele.

“Todd’s leadership was an important factor in the growth and development of Career Education Corporation into one of the largest for-profit post-secondary education companies in the world,” said Mr. McCullough. “We thank him for his valuable contributions and wish him the best.”

About Career Education Corporation

The colleges, schools, and universities that are part of the Career Education Corporation (CEC) family offer high quality education to a diverse population of approximately 90,000 students across the world in a variety of career-oriented disciplines. The more than 75 campuses that serve these students are located throughout the U.S. and in France, Italy, and the United Kingdom, and offer doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs. Approximately one third of students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

CEC is an industry leader whose gold-standard brands are recognized globally. Those brands include Le Cordon Bleu Schools North America; Harrington College of Design; Brooks Institute; International Academy of Design & Technology; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing quality education, enabling students to graduate and pursue rewarding careers.

For more information, see the company’s website at http://www.careered.com. The company’s website includes a detailed listing of individual campus locations and web links to its more than 75 colleges, schools, and universities.

Contact: Career Education Corporation Media:
Lynne Baker 847/851-7006
Andrea Meyer 847/585-3937

Investors:
Casey Darby 847/585-3899
www.careered.com

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